Exhibit 8.2

FORM OF TAX OPINION OF

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

[●], 2017

Computer Sciences Corporation

3170 Fairview Park Drive

Falls Church, Virginia 22042

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to you, Computer Sciences Corporation (“Chicago”), in connection with the proposed merger of New Everett Merger Sub Inc. (“Merger Sub”) with and into Chicago (the “Merger”) and certain related transactions contemplated by the Agreement and Plan of Merger, dated as of May 24, 2016, among Hewlett Packard Enterprise Company (“Houston”), Everett SpinCo, Inc. (“Everett”), Chicago, Everett Merger Sub Inc., and Merger Sub, as amended as of November 2, 2016, as further amended as of December 6, 2016, and as may be further amended from time to time (the “Merger Agreement”). At your request, and pursuant to Section 8.3(e) of the Merger Agreement, we are rendering our opinion (the “Opinion”) as to certain U.S. federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In preparing this Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the registration statement on Form S-4 filed by Everett with the Securities and Exchange Commission on November 2, 2016, together with the exhibits attached thereto, as amended or supplemented through the date hereof (the “Registration Statement”), (ii) the proxy statement/prospectus included as a part of the Registration Statement (the “Proxy Statement/Prospectus”), (iii) the Merger Agreement, and (iv) such other documents and information as we have deemed necessary or appropriate to render this Opinion.

Computer Sciences Corporation

[●], 2017

In addition, we have relied upon the accuracy and completeness of the statements and representations made by Chicago, Everett, and Merger Sub, including those set forth in certain officer’s certificates dated as of the date hereof furnished by an officer of each of Chicago, Everett, and Merger Sub (the “Officer’s Certificates”). For purposes of rendering this Opinion, we have assumed that such statements and representations are true, correct, and complete without regard to any qualification as to knowledge or belief. This Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, and representations set forth in the documents referred to above and the statements and representations made by Chicago, Everett, and Merger Sub, including those set forth in the Officer’s Certificates. For purposes of this Opinion, we have not independently verified all of the facts, representations, and covenants set forth in the Officer’s Certificates, the Registration Statement, the Proxy Statement/Prospectus, or any other document. We have consequently assumed that the information presented in the Officer’s Certificates, the Registration Statement, the Proxy Statement/Prospectus, and other documents, or otherwise furnished to us, accurately and completely describes all material facts related to this Opinion. We have also assumed that the Merger will be consummated in the manner contemplated by the Registration Statement, the Proxy Statement/Prospectus, and the Merger Agreement, and that none of the material terms or conditions contained therein have been or will be waived or modified in any respect. We have assumed that the Officer’s Certificates will be re-executed in substantially the same form by appropriate officers as of the Effective Time.

For purposes of this Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering this Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which this Opinion is based could affect our conclusions herein. There can be no assurance, moreover, that this Opinion will be accepted by the IRS or, if

Computer Sciences Corporation

[●], 2017

challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that, under current law, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion. This Opinion has been prepared solely in connection with the Merger and may not be relied upon for any other purpose without our prior written consent. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,